[Letter Head of KPMG LLP]

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mellon Financial Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-75605, 333-60460, and 333-105695) on Form S-8 of Mellon Financial Corporation of our report dated June 4, 2004 that is included in the December 31,2003 Annual Report on Form 11-K of the Mellon 401(k) Retirement Savings Plan.

/s/    KPMG LLP

June 14, 2004